Filed pursuant to Rule 424(b)(3)
File No. 333-208645

Prospectus Supplement No. 4 Dated August 31, 2016
(To Prospectus Dated April 25, 2016, As Supplemented by Prospectus Supplement No. 1 Dated May 17, 2016, Prospectus Supplement No. 2 Dated May 26, 2016 and Prospectus Supplement No. 3 Dated August 19, 2016)

1,055,349 Shares of Common Stock

This Prospectus Supplement No. 4 (the "Prospectus Supplement") updates and supplements the prospectus of COPsync, Inc. (the "Company," "we," "us," or "our") dated April 25, 2016, as updated and supplemented by Prospectus Supplement No. 1 dated May 17, 2016, Prospectus Supplement No. 2 dated May 26, 2016 and Prospectus Supplement No. 3 dated August 19, 2016 (collectively, the "Prospectus"), with the following attached document which we filed with the Securities and Exchange Commission:

A. Our Current Report on Form 8-K filed with the Securities Exchange Commission on August 30, 2016.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement.  This Prospectus Supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

The purchase of the securities offered through the Prospectus involves a high degree of risk. Before making any investment in our common stock and/or warrants, you should carefully consider the risk factors section beginning on page 8 of the Prospectus.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 31, 2016

Index to Filings

Annex
The Company's Current Report on Form 8-K filed with the Securities Exchange Commission on August 30, 2016	A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2016

COPSYNC, INC.
(Exact name of registrant specified in charter)

Delaware	001-37613	98-0513637
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16415 Addison Road, Suite 300, Addison, Texas 75001
(Address of principal executive offices) (Zip Code)

(972) 865-6192
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of J. Shane Rapp

On August 24, 2016, management director J. Shane Rapp informed COPsync, Inc. (the "Company") of his resignation from the Company's Board of Directors (the "Board"), effective immediately. Mr. Rapp will continue as a Company employee and as the Company's President.

The Company now has three vacancies on its Board. The Company plans to fill one or more of these vacancies with persons who can help the Company achieve its growth objectives in its targeted geographies throughout the U.S. and with its future capital funding needs.

Further, with Mr. Rapp's resignation, the Board regained compliance with NASDAQ Rule 5605(b)(1), which requires the Board to be comprised of  a majority of independent directors.  Also, the Board's Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are each composed entirely of independent directors as required by the NASDAQ rules.

Option Repricing

On July 28, 2016, the stockholders of the Company approved a repricing of certain stock options (the "Options") granted pursuant to the Company's 2009 Long-Term Incentive Plan prior to December 1, 2015.  The Options had exercise prices between $4.00 and $21.00 per share.  Effective August 29, 2016, the Company entered into amended option award agreements with holders of the Options to reduce the exercise price of the Options to $2.22 per share, including Options held by Ronald A. Woessner, the Company's Chief Executive Officer, Barry Wilson, the Company's Chief Financial Officer, and Russell D. Chaney, the Company's former Chairman.  Mr. Woessner had options to purchase 40,000 shares at an exercise price of $5.00 per share repriced, Mr. Wilson had options to purchase 25,000 shares at an exercise price of $4.00 per share repriced and Mr. Chaney had options to purchase 3,000 shares at an exercise price of $4.50 per share repriced.  The number of shares, vesting schedules and expiration period of the Options were not altered.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPSYNC, Inc.

Dated: August 30, 2016	By:	/s/ Ronald A. Woessner
	Name:	Ronald A. Woessner
	Title:	Chief Executive Officer